Exhibit 99.4

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2021 (1)

(In thousands, except for per share amounts)

	American Public Education, Inc.	Rasmussen, LLC Adjusted (Note 4)	Transaction accounting adjustments	Notes	Other transaction accounting adjustments	Notes	Pro Forma Combined
Revenue	$264,803	$182,181	$-		$-		$446,984
Costs and expenses					-
Instructional costs and services	105,257	70,851	-		-		176,108
Selling and promotional	60,350	43,294	-		-		103,644
General and administrative	75,579	39,205	-		-		114,784
Loss on disposals of long-lived assets	182	-	-		-		182
Depreciation and amortization	9,561	13,831	818	7(a)	-		24,210
Total costs and expenses	250,929	167,181	818		-		418,928
Income from operations before interest expense, interest income and income taxes	13,874	15,000	(818)		-		28,056
Interest (expense) income	(1,167)	(1,926)	-		(6,950)	7(b)	(10,043)
Income from operations before income taxes	12,707	13,074	(818)		(6,950)		18,013
Income tax expense (benefit)	3,509	-	1,445	7(c)	-		4,954
Equity investment loss	(827)	-	-				(827)
Net income	$8,371	$13,074	$(2,263)		$(6,950)		$12,232
Net income per common share:
Basic	$0.47						$0.70
Diluted	$0.46						$0.82
Weighted average number of shares outstanding:
Basic	17,874						17,454
Diluted	18,048						14,948

(1)	The unaudited pro forma condensed combined statement of income for the nine months ended September 30, 2021 includes the historical results of Rasmussen, LLC for the eight month period January 1, 2021 through August 31, 2021 which was derived from Rasmussen's internal financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

FOR THE YEAR ENDED DECEMBER 31, 2020

(In thousands, except for per share amounts)

	American Public Education, Inc.	Rasmussen, LLC Adjusted (Note 4)	Transaction accounting adjustments	Notes	Other transaction accounting adjustments	Notes	Pro Forma Combined
Revenue	$321,785	$261,545	$-		$-		$583,330
Costs and expenses					-
Instructional costs and services	122,161	107,812			-		229,973
Selling and promotional	72,989	68,368			-		141,357
General and administrative	88,043	40,931	-		-		128,974
Loss on disposals of long-lived assets	851	-			-		851
Depreciation and amortization	12,984	20,137	2,099	7(a)	-		35,220
Total costs and expenses	297,028	237,248	2,099		-		536,375
Income from operations before interest expense, interest income and income taxes	24,757	24,297	(2,099)		-		46,955
Interest expense	-	3,573	-		8,859	7(b)	12,432
Interest income, net	1,092	86	-		-		1,178
Income from operations before income taxes	25,849	20,810	(2,099)		(8,859)		35,701
Income tax expense (benefit)	7,020	-	2,798	7(c)	-		9,818
Equity investment loss	(7)	-	-		-		(7)
Net income	$18,822	$20,810	$(4,897)		$(8,859)		$25,876
Net income per common share:
Basic	$1.27	-					$1.74
Diluted	$1.25	-					$1.72
Weighted average number of shares outstanding:
Basic	14,876	-					14,876
Diluted	15,047	-					15,047

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On September 1, 2021, American Public Education, Inc. (“APEI”) completed its previously announced acquisition of Rasmussen University (the "Acquisition"), a nursing- and health sciences-focused institution serving over 18,000 students at its 23 campuses across six states and online. The Acquisition was completed pursuant to a Membership Interest Purchase Agreement (the "Purchase Agreement") dated October 28, 2020, by and among APEI, FAH Education, LLC (“Seller”), Rasmussen, LLC (“Rasmussen”), and Rasmussen College, LLC, a wholly owned subsidiary of Rasmussen ("Rasmussen College").

Pursuant to the Purchase Agreement, on the Closing Date, the Company purchased from Seller all membership interests in Rasmussen for an adjusted aggregate purchase price, subject to post-closing working capital adjustments, and net of cash acquired, of $325.5 million in cash. Upon completion of the Rasmussen Acquisition, Rasmussen merged into Rasmussen College and Rasmussen College became a wholly owned subsidiary of the Company

The unaudited pro forma condensed combined statements of income for the year ended December 31, 2020 and nine months ended September 30, 2021 give pro forma effect to the Acquisition as if it had occurred on January 1, 2020. An unaudited pro forma balance sheet has not been presented as the Acquisition has already been fully reflected in the condensed consolidated balance sheet included in the Company's Quarterly Report on Form 10-Q for the nine months ended September 30, 2021, filed on November 8, 2021. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X.

The unaudited pro forma condensed combined financial information is based on and should be read in conjunction with the audited and unaudited historical financial statements of both APEI and Rasmussen and the notes thereto, as well as the disclosures contained in the section titled  "Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2021.

The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and do not necessarily reflect what APEI's and Rasmussen's combined financial condition or results of operations would have been had the Acquisition occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of APEI. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and analyses are performed. The pro forma condensed combined financial statements do not include the realization of future cost savings or synergies, integration-related costs to achieve those potential cost savings or restructuring charges that may occur following the Acquisition.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1—Basis of presentation

APEI accounts for its acquisition of Rasmussen using the acquisition method of accounting in accordance with Accounting Standards Codification (“ASC”) Topic 805, Business Combinations, with APEI being the accounting acquirer. ASC 805 requires, among other things the fair value concepts defined in ASC Topic 820, Fair Value Measurements and Disclosures.

The pro forma adjustments reflect preliminary estimates of the fair value of the consideration transferred, the assets acquired and the liabilities assumed, which may change upon finalization of valuation studies. The transaction accounting adjustments for the Acquisition consist of those necessary to account for the Acquisition. The adjustments related to the issuance of debt are shown in a separate column as other transaction accounting adjustments. The final adjustments could be materially different from the pro forma adjustments presented herein. The unaudited pro forma condensed combined statements of income include certain accounting adjustments related to the Acquisition that are expected to have a continuing impact on the combined results, such as increased amortization of the acquired intangible assets.

Under ASC 805, acquisition-related transaction costs (such as costs of services of lawyers, investment bankers, and accountants) are not included as a component of consideration transferred. Such costs are expensed in the statements of income in the periods incurred. Transaction costs that have been already recognized in the historical financial statements of APEI and Rasmussen have not been eliminated in the pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 2 - Estimated consideration and preliminary purchase price allocation

Estimated consideration was approximately $330.7 million including working capital adjustments and cash contributed at closing. Using the estimated consideration for the Acquisition, APEI has estimated the allocations to such assets and liabilities. The following table summarizes the components of the estimated consideration along with preliminary purchase price allocation:

Cash	$329,000
Working capital adjustment and additional cash contributions	1,704
Total estimated consideration to be paid	330,704

Assets acquired:
Cash and cash equivalents	5,200
Accounts receivable	10,700
Prepaid expenses	4,600
Property and equipment, net	36,996
Operating lease assets	75,800
Deferred tax asset	3,205
Intangible assets	86,500
Other assets	600
Total assets acquired	223,601

Liabilities assumed:
Accounts payable	1,200
Accrued expenses	6,700
Deferred revenue	22,700
Operating lease liabilities, current	11,200
Operating lease liabilities, long-term	67,000
Other liabilities	1,300
Total liabilities assumed	110,100
Net assets acquired	113,501
Goodwill	$217,203

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 3 - Significant Accounting Policies

The accounting policies used in the preparation of this unaudited pro forma condensed combined financial information are those set out in APEI's audited financial statements as of and for the fiscal year ended December 31, 2020. The pro forma condensed combined financial statements may not reflect all the adjustments necessary to conform the accounting policies of Rasmussen to those of APEI as APEI is still in the process of analyzing the accounting policies of Rasmussen as compared to those of APEI.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 4 - APEI and Rasmussen pro forma condensed combined income statement reclassification adjustments

During the preparation of the pro forma condensed combined financial information, a preliminary analysis of Rasmussen's financial information was completed in order to identify differences in accounting policies and financial statement presentation when compared to APEI.

The following table illustrates the effect of various reclassification adjustments made to Rasmussen's income statements for the eight month period ended August 31, 2021, and for the fiscal year ended December 31, 2020.

	Rasmussen, LLC Eight months ended August 31, 2021	Reclassification (1)	Rasmussen, LLC Adjusted
Revenue	$182,181	$-	$182,181
Costs and expenses
Instructional costs and services	-	70,851	70,851
Instructional	78,761	(78,761)	-
Selling and promotional	-	43,293	43,293
General and administrative	34,116	5,090	39,206
Admissions	45,794	(45,794)	-
Depreciation and amortization	-	13,831	13,831
Total costs and expenses	158,671	8,510	167,181
Income from operations before interest and income taxes	23,510	(8,510)	15,000
Investment income	45	(45)	-
Interest (expense) income	-	(1,926)	(1,926)
Amortization expense	8,510	(8,510)	-
Interest expense	1,971	(1,971)	-
Net income	$13,074	$(0)	$13,074

(1)	The purpose of these reclassifications is to align Rasmussen's presentation of its income statement to that of APEI.

	Rasmussen, LLC Year Ended December 31, 2020	Reclassification (1)	Rasmussen, LLC Adjusted
Revenue	$261,545	$-	$261,545
Costs and expenses
Instructional costs and services		107,812	107,812
Instructional	107,812	(107,812)	-
Selling and promotional	-	68,368	68,368
General and administrative	40,931	-	40,931
Admissions	68,368	(68,368)	-
Depreciation and amortization	20,137	-	20,137
Total costs and expenses	237,248	-	237,248
Income from operations before interest income and income taxes	24,297	-	24,297
Investment income	86	(86)	-
Interest income, net	-	86	86
Interest expense	(3,573)	-	(3,573)
Net income	$20,810	$-	$20,810

(1)	The purpose of these reclassifications is to align Rasmussen's presentation of its income statement to that of APEI.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 5 - Pro forma adjustments to the Unaudited Pro Forma Condensed Combined Statements of Income for the nine month period ended September 30, 2021 and for the year ended December 31, 2020

This note should be read in conjunction with Note 1- Basis of Presentation and Note 2-Estimated Consideration and Preliminary Purchase Price Allocation. Adjustments included in the column under the heading 'Transaction accounting adjustments' and 'Other transaction accounting adjustments' represent the following:

		Nine months ended September 30, 2021	Year ended December 31, 2020
Expenses
7(a)	Transaction accounting adjustments to depreciation and amortization expense
	Elimination of Rasmussen's amortization on intangibles	$(8,510)	$(12,765)
	Amortization of Rasmussen's intangibles at stepped up value	10,278	15,417
	Elimination of Rasmussen's depreciation expense on property and equipment	(5,330)	(7,123)
	Depreciation expense of Rasmussen's property and equipment at stepped up value	4,380	6,570
	Total adjustments to depreciation and amortization expense	$818	$2,099

7(b)	Other transaction accounting adjustments to interest expense:
	Elimination of interest expense on Rasmussen's debt	$(1,971)	$(3,573)
	Interest expense on new debt (1)	7,235	10,767
	Elimination of deferred financing costs-outstanding on Rasmussen's debt	-	(842)
	Amortization of new debt issuance costs	1,686	2,507
	Total adjustments to interest income (expense), net	$(6,950)	$(8,859)

7(c)	Transaction accounting adjustments to income tax expense:
	To adjust for pro forma income tax expense that was calculated using APEI's effective tax rate of 27.5%	$1,445	$2,798

(1)	Interest expense was calculated to be 6.25% (Adjusted LIBO Rate plus 5.5%, Adjusted LIBO Rate not being less than 0.75%). If the interest rate was increased or decreased by 1/8 of a percentage point, pro forma net income for the nine months ended September 30, 2021 would change by $1,060 and pro forma net income for the year ended December 31, 2020 would change by $1,577.